Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
February 3, 2015		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com
HAWKINS, INC. REPORTS
THIRD QUARTER FISCAL 2015 RESULTS

Minneapolis, MN, February 3, 2015 – Hawkins, Inc. (Nasdaq: HWKN) today announced third quarter and nine month results for fiscal 2015. Sales of $83.8 million for the three months ended December 28, 2014 represented an increase of 2.6% from $81.7 million for the same period of the prior year. Net income for the third quarter of fiscal 2015 was $3.1 million, or $0.30 per fully diluted share, compared to net income of $3.5 million, or $0.33 per fully diluted share, for the third quarter of the previous year.

For the nine months ended December 28, 2014, Hawkins reported sales of $270.7 million as compared to sales of $263.0 million for the same period a year ago. Net income for the first nine months of fiscal 2015 was $15.3 million, or $1.44 per fully diluted share, compared to net income of $13.8 million, or $1.30 per fully diluted share, for the first nine months of fiscal 2014.

“We closed on the Dumont acquisition during this quarter, which gave us seven branch locations across the state of Florida. We are actively working to introduce our proprietary specialty chemical products and our equipment lines into this new geographic region,” said Patrick Hawkins, Chief Executive Officer and President. “We are also proactively adding staff in a number of our current Water Treatment branches to support continued growth in that segment. While these selective additions add cost in the near term, we are making these investments to better position us for future growth.”

“Our Industrial segment has continued to benefit from year-over-year volume increases,” Mr. Hawkins continued. “We are aggressively pursuing opportunities to profitably grow this business, but continue to experience challenging market conditions.”

For the third quarter of fiscal 2015, Industrial segment sales were $57.8 million, a decrease of $0.7 million, or 1.2%, from the same period of the prior year. Our overall volumes increased from the same period a year ago; however, the product mix for the quarter shifted to more sales of products with lower per-unit selling prices. Additionally, lower raw material prices resulted in lower per-unit selling prices. Water Treatment segment sales were $26.0 million for the current quarter, an increase of $2.8 million, or 12.2%, from the same period of the prior year. The increase was primarily driven by sales of $2.5 million from our newly-acquired Florida locations.

Company-wide gross profit for the third quarter of fiscal 2015 was $13.6 million, or 16.3% of sales, unchanged from $13.6 million, or 16.6% of sales, for the same period of the prior year. The LIFO method of valuing inventory decreased gross profit by $0.3 million for the three months ended December 28, 2014 and had a nominal impact on gross profit for the three months ended December 29, 2013.

Gross profit for the Industrial segment was $7.0 million, or 12.1% of sales, for the quarter as compared to $7.3 million, or 12.6% of sales, for the same period of the prior year. While sales volumes increased year-over-year, the decline in gross profit was a result of a mix shift to products that carry lower per-unit margins. The LIFO method of valuing inventory decreased year-over-year gross profit by $0.3 million.
Gross profit for the Water Treatment segment was $6.6 million, or 25.5% of sales, for the quarter as compared to $6.2 million, or 26.7% of sales, for the same period of the prior year. The increase in gross profit dollars was primarily a result of newly-acquired Florida locations. However, gross profit as a percentage of sales decreased primarily due to the addition of these seven new branches that have lower per-branch revenues and the costs to operate represent a higher percentage of their sales than many of our existing branches. The LIFO method of valuing inventory had a negligible year-over-year impact on this segment’s gross profit.

Company-wide selling, general and administrative expenses were $8.7 million for the quarter ended December 28, 2014 as compared to $8.2 million for the same period of the prior year. The increased expenses were primarily the result of operating the newly-acquired Water Treatment locations in Florida.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 36 facilities in 15 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.
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HAWKINS, INC. REPORTS
THIRD QUARTER, FISCAL 2015 RESULTS
February 3, 2015

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Sales	$83,825	$81,697	$270,742	$263,040
Cost of sales	(70,183)	(68,147)	(220,482)	(215,689)
Gross profit	13,642	13,550	50,260	47,351
Selling, general and administrative expenses	(8,697)	(8,167)	(25,843)	(25,430)
Operating income	4,945	5,383	24,417	21,921
Interest income (expense), net	15	9	11	(18)
Income before income taxes	4,960	5,392	24,428	21,903
Income tax provision	(1,814)	(1,912)	(9,114)	(8,104)
Net income	$3,146	$3,480	$15,314	$13,799

Weighted average number of shares outstanding - basic	10,564,990	10,547,882	10,564,401	10,538,595
Weighted average number of shares outstanding - diluted	10,614,740	10,595,935	10,623,148	10,590,880

Basic earnings per share	$0.30	$0.33	$1.45	$1.31
Diluted earnings per share	$0.30	$0.33	$1.44	$1.30

Cash dividends declared per common share	$—	$—	$0.38	$0.36

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